Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130969, 333-136511, 333-147288, 333-148197, 333-149503, 333-156915, 333-160529, 333-176180, and 333-190319 on Form S-8 of our reports dated February 17, 2015, relating to the 2014 consolidated financial statements and financial statement schedule (2014) of Electronics For Imaging, Inc. and subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 17, 2015